Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CELATOR PHARMACEUTICALS, INC.

at

$30.25 Net per Share

Pursuant to the Offer to Purchase dated June 10, 2016

by

Plex Merger Sub, Inc.,

an indirect wholly-owned subsidiary of

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Plex Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Jazz Pharmaceuticals plc (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”), at a price of $30.25 per Share (the “Offer Price”) net to the seller in cash, without interest (less any required withholding taxes), upon the terms and subject to the conditions set forth in the offer to purchase, dated June 10, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE TIME THAT IS ONE MINUTE

FOLLOWING 11:59 PM, NEW YORK CITY TIME, ON JULY 11, 2016, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 27, 2016, among Parent, Purchaser and Celator (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the date on which

Purchaser first accepts for payment Shares tendered in the Offer (the “Offer Closing Date”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will be merged with and into Celator (the “Merger”), with Celator continuing as the surviving corporation in the Merger and as an indirect wholly-owned subsidiary of Parent. Because the Merger will be governed by and effected under Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. At the time the Merger becomes effective, each Share then outstanding (other than Shares (i) held by Celator, (ii) owned by Parent or Purchaser or (iii) held by a Celator stockholder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL, and in the case of (i) and (ii), such Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive the Offer Price, in cash and without interest. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, the Shares will cease to be publicly traded and Celator will become indirectly wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), to pay for any Shares tendered pursuant to the Offer if (i) there shall not have been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Parent or Purchaser, would represent one Share more than 50% of the then outstanding Shares, including any Shares issuable to holders of outstanding warrants to purchase Shares that are deemed exercised in accordance with their terms immediately prior to such time (such condition in this clause (i), the “Minimum Tender Condition”), (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger shall have neither expired nor been terminated, (iii) there shall be any legal restraint in effect preventing or prohibiting the consummation of the Offer or the Merger at the time of the expiration of the Offer, (iv) subject to certain materiality exceptions, any representation and warranty of Celator set forth in the Merger Agreement shall not be true and correct at the time of the expiration of the Offer, and (v) certain other customary conditions as described in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”).

THE BOARD OF DIRECTORS OF CELATOR HAS UNANIMOUSLY RECOMMENDED THAT YOU

TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of Celator (the “Celator Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to and in the best interests of Celator and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by Celator of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the consummation of the Offer, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

The Offer to Purchase, the Letter of Transmittal and Celator’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Celator Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Purchaser is required to extend the Offer (i) for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by Celator), if at the scheduled expiration date of the Offer any of the Offer Conditions (other than the Minimum Tender Condition) shall not have been satisfied or waived, until such time as such conditions shall have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied) and (ii) for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or the NASDAQ Capital Market applicable to the Offer; provided that Purchaser shall not be required to extend the Offer beyond October 24, 2016 (the “Outside Date”). In addition, if at the otherwise scheduled expiration date of the Offer each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser is required to extend the Offer at the request of Celator for one or more consecutive increments of not more than ten business days each (or for such longer period as may be agreed by Celator); provided that Purchaser shall not be required to extend the Offer beyond the Outside Date.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Parent and Purchaser may choose to make any public announcement, Parent and Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Parent and Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

If, as of the scheduled expiration date of the Offer, all of the Offer Conditions are satisfied or waived, but there have not been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of Celator’s stockholders, Purchaser may provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder) (the “Exchange Act”).

Pursuant to the Merger Agreement, subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the remaining Offer Conditions, Purchaser, Parent and Celator will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer. Because the Merger will be governed by and effected under Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser, Parent and Celator have agreed to cause the closing of the Merger to take place as soon as practicable following the Offer Closing Date.

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the time that is one minute following 11:59 p.m., New York City time, on July 11, 2016.

Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Depository Trust Company (the “Book-Entry Transfer Facility”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant) and (iii) any other required documents. For a description of the procedure for tendering Shares, see the Offer to Purchase. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a notice of guaranteed delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such notice of guaranteed delivery are received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent (as defined below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Celator has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send the Offer to Purchase, the Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers, Call: (212) 269-5550

All Others, Call Toll-Free: (800) 581-3783

Email: celator@dfking.com

June 10, 2016

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